                                                                    Exhibit 99.2

                               LIGGETT GROUP INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

                              LIGGETT GROUP, INC.
                                    INDEX TO
             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES




                                                                                                             Page
                                                                                                            ------

      FINANCIAL STATEMENTS - LIGGETT GROUP INC.:
          Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . .              2
          Consolidated Balance Sheets as of December 31, 1997, 1996 and 1995. . . . . . . . . . .              3
          Consolidated Statements of Operations for the years ended December 31,
             1997, 1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              5
          Consolidated Statements of Stockholder's Equity (Deficit) for the years
             ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . .              6
          Consolidated Statements of Cash Flows for the years ended December 31,
             1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .              7
          Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . . .              8

      FINANCIAL STATEMENTS - EVE HOLDINGS INC.:
          Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . .             31
          Balance Sheets as of December 31, 1997 and 1996.. . . . . . . . . . . . . . . . . . . .             32
          Statements of Operations for the years ended December 31, 1997,
             1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             33
          Statements of Stockholder's Equity (Deficit) for the years ended
             December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . .             34
          Statements of Cash Flows for the years ended December 31, 1997,
             1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             35
          Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             36

      FINANCIAL STATEMENT SCHEDULES:
          Schedule II - Valuation and Qualifying Accounts . . . . . . . . . . . . . . . . . . . .             39

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholder
Liggett Group Inc.

We have audited the consolidated financial statements and the financial statement schedule of Liggett Group Inc. listed in the index on page 15 of this Form 10-K. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Liggett Group Inc. as of December 31, 1997 and 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all materially respects, the information required to be included therein.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2a to the financial statements, the Company suffered a loss of $14,179,000 for the year ended December 31, 1997 and had net capital and working capital deficiencies of $192,857,000 and $17,542,000, respectively, at December 31, 1997. The Company also has a $144,891,000 principal payment due on its Senior Secured Notes on February 1, 1999 and the Company's revolving credit facility (the "Facility"), which had a balance of $23,427,000 at December 31, 1997, is due on March 8, 1999. The Company's financial resources are not sufficient to repay the Senior Secured Notes when they become due, nor will the Company be able to repay the Facility when it becomes due. In addition, as disclosed in Note 2a to the financial statements, due to the many risk and uncertainties associated with the cigarette industry and the impact of tobacco litigation, there can be no assurance that the Company will be able to meet its future earnings or cash flow goals. These facts raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2a. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

COOPERS & LYBRAND L.L.P.

Miami, Florida
April 8, 1998

                               LIGGETT GROUP INC.

                           CONSOLIDATED BALANCE SHEETS

                (Dollars in thousands, except per share amounts)



                                                                        December 31,
                                                                        ------------
                                                                       1997      1996
                                                                       ----      ----
                                       ASSETS

Current assets:
     Accounts receivable:
         Trade, less allowances of $1,062 and $1,280,respectively.    $ 9,572    $19,316
         Other ...................................................        743        744

     Inventories .................................................     35,057     50,122

     Other current assets (Note 6)  ..............................        738      1,205
                                                                      -------    -------

             Total current assets ................................     46,110     71,387

Property, plant and equipment, at cost, less accumulated
    depreciation of $29,452 and $29,511, respectively ............     17,756     18,705

Intangible assets, at cost, less accumulated amortization
    of $19,111 and $17,388, respectively .........................      1,609      3,327

Other assets and deferred charges, at cost, less accumulated
    amortization of $9,000 and $7,410, respectively ..............      3,000      4,258
                                                                      -------    -------

              Total assets .......................................    $68,475    $97,677
                                                                      =======    =======











                                   (continued)

                               LIGGETT GROUP INC.

                (Dollars in thousands, except per share amounts)


                                                                                         December 31,
                                                                                         ------------
                                                                                      1997            1996
                                                                                      ----            ----

                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt ......................................    $      28        $  31,807
  Cash overdraft ............................................................          891                6
  Accounts payable, principally trade .......................................        6,413           18,505
  Accrued expenses:
     Promotional ............................................................       26,993           30,257
     Taxes, principally excise taxes ........................................        3,643            7,565
     Estimated allowance for sales returns ..................................        4,750            5,000
     Interest ...............................................................        8,070            8,435
     Settlement accruals ....................................................        4,030               --
     Other ..................................................................        8,834           10,506
                                                                                 ---------        ---------

       Total current liabilities ............................................       63,652          112,081

Long-term debt, less current maturities .....................................      168,112          144,698

Non-current employee benefits ...............................................       11,168           11,340

Other long-term liabilities .................................................       18,400            6,036

Commitments and contingencies (Notes 5 and 12)

Stockholder's equity (deficit):
  Redeemable preferred stock (par value $1.00 per share;
   authorized 1,000 shares; no shares issued and out-
   standing)
 Common stock (par value $0.10 per share; authorized
   2,000 shares; issued and outstanding 1,000 shares)
   and contributed capital .................................................        47,640           49,840
 Accumulated deficit .......................................................      (240,497)        (226,318)
                                                                                 ---------        ---------

         Total stockholder's deficit .......................................      (192,857)        (176,478)
                                                                                 ---------        ---------

         Total liabilities and stockholder's equity (deficit) ..............     $  68,475        $  97,677
                                                                                 =========        =========




                  The accompanying notes are an integral part
                         of these financial statements.

                               LIGGETT GROUP INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                             (Dollars in thousands)


                                                                Year Ended December 31,
                                                                -----------------------
                                                          1997          1996          1995
                                                          ----          ----          ----

Net sales* ........................................    $ 312,268     $ 401,062     $ 455,666
Cost of sales* ....................................      139,310       187,799       212,314
                                                       ---------     ---------     ---------

          Gross profit ............................      172,958       213,263       243,352

Selling, general and administrative expenses ......      151,186       203,214       212,830
Settlement charges ................................       16,527            --         3,976
Restructuring .....................................        1,557         3,296         1,927
                                                       ---------     ---------     ---------

          Operating income ........................        3,688         6,753        24,619

Other income (expense):
    Interest income ...............................           60            23             3
    Interest expense ..............................      (23,755)      (23,901)      (23,449)
    Equity in income (loss) of affiliates .........          498        (1,116)           --
    Sale of assets ................................        3,595         3,669            --
    Miscellaneous, net ............................        1,735            --         1,133
                                                       ---------     ---------     ---------

          (Loss) income before income taxes .......      (14,179)      (14,572)        2,306

Income tax provision ..............................           --         3,800         1,751
                                                       ---------     ---------     ---------

          Net (loss) income .......................    $ (14,179)    $ (18,372)    $     555
                                                       =========     =========     =========

*Net sales and cost of sales include federal excise taxes of $75,316, $104,518 and $123,420 respectively.











                  The accompanying notes are an integral part
                         of these financial statements.

                               LIGGETT GROUP INC.
                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                             (Dollars in thousands)



                                                      Common                      Total
                                                     Stock and                 Stockholder's
                                                    Contributed                   Equity
                                                      Capital       Deficit      (Deficit)
                                                      -------       -------       ---------

Balance at December 31, 1994 ......................   $ 53,240     $(207,703)    $(154,463)

   Net income .....................................         --           555           555
   Excess of investment over cost basis of
       net assets acquired from indirect parent ...         --          (798)         (798)
                                                      --------     ---------     ---------
Balance at December 31, 1995  .....................     53,240      (207,946)     (154,706)

   Net loss .......................................         --       (18,372)      (18,372)
   Consideration for option to acquire affiliate
       stock in excess of its net assets (Note 13).     (3,400)           --        (3,400)
                                                      --------     ---------     ---------

Balance at December 31, 1996 ......................     49,840      (226,318)     (176,478)

   Net loss .......................................         --       (14,179)      (14,179)
   Excess of investment over cost basis of
       net assets acquired from indirect parent ...     (2,200)           --        (2,200)
                                                      --------     ---------     ---------

Balance at December 31, 1997  .....................   $ 47,640     $(240,497)    $(192,857)
                                                      ========     =========     =========





















                  The accompanying notes are an integral part
                         of these financial statements.

                               LIGGETT GROUP INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)


                                                                        Year Ended December 31,
                                                                        -----------------------
                                                                    1997          1996          1995
                                                                    ----          ----          ----
Cash flows from operating activities:
    Net income  (loss) ......................................    $ (14,179)    $ (18,372)    $     555
    Adjustments to reconcile net income (loss) to net
        cash provided by operating activities:
      Depreciation and amortization .........................        7,025         7,969         7,972
      Deferred income taxes .................................           --         3,800         1,259
      Gain on sale of property, plant and equipment .........       (3,595)       (3,669)         (375)
      Gain on retirement of notes ...........................       (2,963)           --        (1,273)
      Deferred finance charges and  debt discount
         written off ........................................          130            --           160
      Equity in (income) loss of affiliate ..................         (498)        1,116            --
    Changes in assets and liabilities:
         Accounts receivable ................................        9,745         4,691         7,060
         Inventories ........................................       15,065         4,220        (7,658)
         Accounts payable ...................................      (12,092)         (330)        7,671
         Accrued expenses ...................................       (5,442)        8,479       (10,638)
         Non-current employee benefits ......................         (172)         (276)         (225)
         Other, net .........................................       12,027        (1,461)        9,079
                                                                 ---------     ---------     ---------
             Net cash provided by operating activities ......        5,051         6,167        13,587
                                                                 ---------     ---------     ---------

Cash flows from investing activities:
    Proceeds from sale of property, plant and equipment .....        4,494         4,424           570
    Capital expenditures ....................................       (2,462)       (4,319)       (1,104)
    Investment in affiliates ................................       (2,200)       (5,500)         (800)
                                                                 ---------     ---------     ---------
            Net cash used in investing activities ...........         (168)       (5,395)       (1,334)
                                                                 ---------     ---------     ---------

Cash flows from financing activities:
    Repayments of long-term debt ............................       (4,775)         (254)       (8,208)
    Borrowings under revolving credit facility ..............      278,442       351,428       397,873
    Repayments under revolving credit facility ..............     (279,286)     (348,173)     (401,703)
    Deferred finance charges ................................         (149)          (18)           --
    Increase (decrease) in cash overdraft ...................          885        (3,755)         (215)
                                                                 ---------     ---------     ---------
            Net cash used in financing activities ...........       (4,883)         (772)      (12,253)
                                                                 ---------     ---------     ---------

Net change in cash and cash equivalents .....................           --            --            --
Cash and cash equivalents:
    Beginning of period .....................................           --            --            --
                                                                 ---------     ---------     ---------
    End of period ...........................................    $      --     $      --     $      --
                                                                 =========     =========     =========
Supplemental cash flow information:
    Cash payments during the period for:
        Interest ............................................    $  23,491     $  23,228     $  23,196
        Income taxes ........................................    $     162     $     189     $     130





                  The accompanying notes are an integral part
                         of these financial statements.

                               LIGGETT GROUP INC.

                   Notes to Consolidated Financial Statements

                (Dollars in thousands, except per share amounts)


1.       Basis of Presentation

         Liggett Group Inc. ("Liggett" or the "Company") is a wholly-owned subsidiary of BGLS Inc. ("BGLS"), a wholly-owned subsidiary of Brooke Group Ltd. ("BGL"). Liggett is engaged primarily in the manufacture and sale of cigarettes, principally in the United States. Certain management and administrative functions are performed by affiliates (see Note 13).

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The Company has not yet determined the impact of the implementation of SFAS No. 130.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 specifies revised guidelines for determining an entity" operating segments and the type and level of financial information to be disclosed. SFAS No. 131 provides for a two-tier test for determining those operating segments that would need to be disclosed for external reporting purposes. In addition to providing the required disclosures for reportable segments, SFAS No. 131 also requires disclosure of certain "second level" information by geographic area and for products/services. SFAS No. 131 also makes a number of changes to existing disclosure requirements. Management believes that the adoption of this pronouncement will not have a material effect on the Company's financial statement disclosures. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, with earlier application encouraged.

         In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued which revises required disclosures about pensions and postretirement benefit plans. SFAS No. 132 is effective for the Company for the year ended 1998. The Company has not yet determined the impact of its implementation.


2.       Summary of Significant Accounting Policies

a.       Going Concern

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Liggett had a net capital deficiency of $192,857 as of December 31, 1997, is highly leveraged and has substantial near-term debt service requirements. (See Note 10.) Due to the many risks and uncertainties associated with the cigarette industry and the impact of tobacco litigation (see Note 12), there can be no assurance that the Company will be able to meet its future earnings or cash flow goals. Consequently, the Company could be in violation of its debt covenants, including covenants limiting the maximum permitted net worth and working capital deficiencies, and if its lenders were to exercise acceleration rights under its revolving credit facility (the

"Facility") or the indenture for the 11.50% Secured Notes due February 1, 1999 and the Variable Rate Series C Senior Secured Notes due February 1, 1999 (together, the "Liggett Notes") or refuse to lend under the Facility, the Company would not be able to satisfy such demands or its working capital requirements.

         On January 30, 1998, the Company obtained the consents of the required majority of the holders of the Liggett Notes to various amendments to the Indenture governing the Liggett Notes. The amendments provide, among other things, for a deferral of the February 1, 1998 mandatory redemption of $37,500 principal amount of the Liggett Notes to the date of final maturity, February 1, 1999. (Refer to Note 10.) At maturity, the Liggett Notes will require a principal payment of $144,891. Based on Liggett's results of operations for 1997, the Company does not anticipate it will be able to generate sufficient cash from operations to make such payments. In addition, the Company has a $40,000 Facility expiring March 8, 1999 under which $23,427 was outstanding at December 31, 1997. While management currently intends to refinance and/or restructure with the Company's note holders the maturity requirements on the Liggett Notes and to extend the Facility, there are no refinancing or restructuring arrangements for the notes or commitments to extend the Facility at this time, and no assurances can be given in this regard. If the Company is unable to refinance or restructure the terms of the Liggett Notes or otherwise make all payments thereon, substantially all of the Company's long-term debt and the Facility would be in default and holders of such debt could accelerate the maturity of such debt. In such event, Liggett may be forced to seek protection from creditors under applicable laws. These matters raise substantial doubt about the Company meeting its liquidity needs and its ability to continue as a going concern.

         The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

b.       Principles of Consolidation

         The consolidated financial statements include the accounts of Liggett and its wholly-owned subsidiaries, Eve Holdings Inc. ("Eve"), Cigarette Exporting Company of America Ltd. ("CECOA") and Carolina Tobacco Express Company ("CTEC"). Intercompany accounts and transactions have been eliminated.

c.       Estimates and Assumptions

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1997 and 1996 and the reported amounts of revenues and expenses during the three year period ended December 31, 1997. Significant estimates subject to material changes in the near term include deferred tax assets, allowance for doubtful accounts, promotion accruals, sales returns and allowances, actuarial assumptions of pension plans and litigation and defense costs. Actual results could differ from those estimates.

d.       Per Share Data

         All of the Company's common shares (1,000 shares, issued and outstanding for all periods presented herein) are owned by BGLS. Accordingly, earnings and dividends per share data are not presented in these consolidated financial statements.

e.       Inventories

         Inventories are valued at the lower of cost (LIFO) or market. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for aging, they are included in current assets, which is common practice in the industry. It is not practicable to determine the amount that will not be used or sold within one year.

f.       Property, Plant and Equipment

         Property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets which are twenty years for buildings and four to ten years for machinery and equipment.

         Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

         The Company is required to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment and intangibles in relation to the operating performance and estimates of future discounted cash flows of the underlying business.

g.       Trademarks

         Trademarks are amortized using the straight-line method over twelve years. Amortization expense for the years ended December 31, 1997, 1996 and 1995 amounted to $1,723, $1,726 and $1,725, respectively. Management periodically reviews the carrying value of trademarks to determine whether asset values are impaired.

h.       Sales and Sales Returns

         Revenue from sales is recognized upon the shipment of finished goods to customers. The Company provides for expected sales returns, net of related inventory cost recoveries. As Liggett does not have any other lines of business, the Company's financial position and its results of operations could be materially adversely affected by significant unit sales volume declines, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes.

i.        Advertising and Promotional Costs

         Advertising and promotional costs are expensed as incurred. Advertising expenses were $40,534, $74,238 and $75,713 for the years ended December 31, 1997, 1996 and 1995, respectively.

j.       Employee Benefits

         The Company sponsors self-insured health and dental insurance plans for all eligible employees. As a result, the expense recorded for such benefits involves an estimate of unpaid claims as of December 31, 1997 and 1996 which are subject to significant fluctuations in the near term.

         BGLS maintains defined benefit retirement plans for substantially all of the Company's employees. The Company records as an expense the portion of BGLS' annual funding requirements applicable to the Company.

         The Company sponsors a postretirement benefit plan and records an actuarially determined liability and charges operations for the estimated cost of postretirement benefits for current employees and retirees.

k.       Income Taxes

         Deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that future taxable income will be insufficient to realize some portion or all of the deferred tax assets.


l.       Legal Costs

         The Company's accounting policy is to accrue legal and other costs related to contingencies as services are performed.


2.       Fair Value of Financial Instruments

         The fair values of the Company's Senior Secured Notes have been based upon market quotations (see Note 10). The carrying amount of borrowings outstanding under the revolving credit facility and other long-term debt is a reasonable estimate of fair value, based upon estimated current borrowing rates for loans with similar terms and maturities. The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.


3.       Changes in Accounting Estimates

         In September 1995, the Company adjusted an accrual estimate recorded in prior years which had the effect of increasing operating income by approximately $1,214 for the year ended December 31, 1995. Liggett increased its valuation allowance for deferred tax assets by $443 in the fourth quarter of 1995.

         Liggett increased its valuation allowance for deferred tax assets by $3,800 in the third quarter of 1996. In December 1996, Liggett increased its estimate of coupon promotions which resulted in a decrease in the Company's operating income of $1,800 for the year ended December 31, 1996.

         As a consequence of certain litigation settlements (see Note 12), Liggett charged approximately $16,421 to operations in the fourth quarter of 1997. Possible future payments under the litigation settlements which are based on a percentage of Liggett's pretax income, if any, will be charged to operations in the period that the Company's operating results are known.


4.       Concentrations of Credit Risk

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

         Liggett's customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. Liggett's largest single customer accounted for approximately 19.4% in 1997, approximately 13.9% of net sales in 1996 and approximately 11.6% of net sales in 1995. Sales to this customer were primarily in the private label discount market segment. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the remainder of the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's estimates.

5.       Inventories

         Inventories consist of:


                                                                                December 31,
                                                                                ------------
                                                                              1997         1996
                                                                              ----         ----
         Finished goods ................................................    $ 13,273     $ 15,304
         Work-in-process ...............................................       1,926        4,382
         Raw materials .................................................      21,211       31,338
         Replacement parts and supplies ................................       3,545        3,554
                                                                            --------     --------
         Inventories at current cost ...................................      39,955       54,578
         LIFO adjustment ...............................................      (4,898)      (4,456)
                                                                            --------     --------

         Inventories at LIFO cost ......................................    $ 35,057     $ 50,122
                                                                            ========     ========

         The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated requirements and are at prices, including carrying costs, established at the date of the commitment. Liggett had leaf tobacco purchase commitments of approximately $10,200 at December 31, 1997.


6.       Sale of Assets

         On May 14, 1996, Liggett sold to the County of Durham certain surplus realty in Durham, North Carolina, for a sale price of $4,300 and recognized a gain of approximately $3,600.

         On April 29, 1996, Liggett executed a definitive agreement (as amended) with Blue Devil Ventures, a North Carolina limited liability partnership, for the sale by Liggett to Blue Devil Ventures of certain surplus realty in Durham, North Carolina, for a sale price of $2,200. The net book value of those assets ($309) for which the agreement was signed was classified as current assets on the Company's Consolidated Balance Sheet as of December 31, 1996. The transaction closed on March 11, 1997. A gain of $1,147 was recognized, net of costs required to prepare the properties for sale and selling costs. (See Note 13 for sales to affiliates.)


7.       Property, Plant and Equipment

         Property, plant and equipment consists of the following:


                                                                                  December 31,
                                                                                  ------------
                                                                                1997         1996
                                                                                ----         ----
         Land and improvements ...........................................    $    411     $    455
         Buildings .......................................................       6,228        5,848
         Machinery and equipment .........................................      40,569       41,913
                                                                              --------     --------
         Property, plant and equipment ...................................      47,208       48,216
         Less accumulated depreciation ...................................     (29,452)     (29,511)
                                                                              --------     --------

         Property, plant and equipment, net ..............................    $ 17,756     $ 18,705
                                                                              ========     ========

8.       Employee Benefits Plans

         Defined Benefit Retirement Plans

         Prior to 1994, substantially all of Liggett's employees participated in two noncontributory defined benefit retirement plans sponsored by BGLS. The Company records as an expense the portion of BGLS' annual funding requirements applicable to the Company. There was no pension expense recorded in 1997, 1996 or 1995.

         Future Pension Benefits to be Funded by BGLS

         Actuarial estimates of the total future minimum pension benefits to be funded by BGLS, prior to the effect of unamortized purchase accounting adjustments, are as follows:


         1998.................................................     $  350
         1999.................................................        300
         2000.................................................        300
         2001.................................................        250
         2002.................................................        200
         Thereafter ..........................................      2,000
                                                                   ------

            Total.............................................     $3,400
                                                                   ======

         Postretirement Medical and Life Insurance Plans

         Substantially all of Liggett's employees are eligible for certain postretirement benefits if they reach retirement age while working for the Company. Effective January 1, 1995, retirees are required to fund 100% of participant medical premiums.

         The components of net periodic postretirement benefit expense are as follows:


                                                                     Year Ended December 31,
                                                                     -----------------------
                                                                   1997      1996       1995
                                                                   ----      ----       ----
          Service cost, benefits attributed to employee
              service during the year .........................    $  24     $  68     $    68
          Interest cost on accumulated postretirement
              benefit obligation ..............................      703       829         970
          Charge for special termination benefits .............       47       137         489
          Amortization of net gain ............................     (193)      (92)        (26)
                                                                   -----     -----     -------

          Net periodic postretirement benefit expense .........    $ 581     $ 942     $ 1,501
                                                                   =====     =====     =======

         The following sets forth the actuarial present value of the Accumulated Postretirement Benefit Obligation ("APBO") applicable to each employee group for benefits:


                                                                           December 31,
                                                                           ------------
                                                                         1997         1996
                                                                         ----         ----

               Retired employees ..................................    $  6,870     $  7,899
               Active employees - fully eligible ..................         498          674
               Active employees - not fully eligible ..............         810          515
                                                                       --------     --------

                                                                          8,178        9,088

               APBO ...............................................       3,992        3,324
               Purchase accounting valuation adjustment
                    related to income taxes .......................        (963)      (1,072)
                                                                       --------     --------

               Postretirement liability ...........................    $ 11,207     $ 11,340
                                                                       ========     ========


         The APBO at December 31, 1997 and 1996 was determined using discount rates of 7.5% and 8%, respectively, and a health care cost trend rate of 4% in 1997 and 1996. A 1% increase in the trend rate for health care costs would have increased the APBO and net periodic postretirement benefit expense by $360 and $26, respectively, for the year ended December 31, 1997. The Company does not hold any assets reserved for use in the plan.

         Profit Sharing Plans

         Liggett's 401(k) plans originally called for Company contributions matching up to a 3% employee contribution, plus additional Company contributions of up to 6% of salary based on the achievement of Company profit objectives. Effective January 1, 1994, the Company suspended the 3% match for the salaried employees' 401(k) Plan, but reinstated it on April 1, 1996. The Company contributed and expensed $497, $591 and $900 to the 401(k) plans for the years ended December 31, 1997, 1996 and 1995, respectively.

9.       Income Taxes

         Liggett's operations are included in the consolidated federal income tax return of its indirect parent, BGL. Pursuant to a tax allocation agreement, the Company's federal income tax provision is calculated as if the Company filed a separate federal income tax return except that the tax sharing agreement with BGL effectively limits the ability of the Company to carry back losses for refunds.

         The amounts provided for income taxes are as follows:


                                                                      Year Ended December 31,
                                                                      -----------------------
                                                                     1997      1996       1995
                                                                     ----      ----       ----
          Current:
              Federal .........................................    $     --    $   --    $  (233)
              State ...........................................          --        --        216

          Deferred:
              Federal .........................................          --     3,800      1,768
              State ...........................................          --        --         --
                                                                   --------    ------    -------

          Total tax provision .................................    $     --    $3,800    $ 1,751
                                                                   ========    ======    =======

         Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:


                                                               1997                     1996
                                                               ----                     ----
                                                            Deferred Tax            Deferred Tax
                                                         Asset     Liability      Asset     Liability
                                                        ------     ---------      -----     ---------
          Sales and product allowances .............    $ 1,738     $    --      $ 2,504     $    --
          Inventory ................................        457       1,568        1,269         683
          Coupon accruals ..........................      2,369          --        4,492          --
          Property, plant and equipment ............         --       4,427           --       4,890
          Employee benefit plan accruals ...........      4,680          --        5,303          --
          USDA marketing assessment ................      1,312          --        1,681          --
          Tobacco litigation settlements ...........      7,872          --        1,229          --
          Difference in basis in investment ........      2,535          --        1,864          --
          Net operating loss carryforward ..........     11,506          --        7,244          --
          Valuation allowance ......................    (26,474)         --      (20,013)         --
          Reclassifications ........................     (5,995)     (5,995)      (5,573)     (5,573)
                                                        -------     -------      -------     -------

          Total deferred taxes......................    $     -     $     -      $     -     $     -
                                                        =======     =======      =======     =======

         The $26,474 net valuation allowance at December 31, 1997 is composed of $24,265 for net deferred assets arising from items which have been reflected in book income or loss and $2,209 for deferred assets arising for basis differences in the investments which were reflected as direct entries to equity.

         Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rates are summarized as follows:



                                                                        Year Ended December 31,
                                                                        -----------------------
                                                                     1997         1996        1995
                                                                     ----         ----        ----
          (Loss) income before income taxes ...................    $(14,179)    $(14,572)    $2,306
                                                                   ========     ========     ======

          Federal income tax at statutory rates ...............    $ (4,963)    $ (5,100)    $  807
          Increases (decreases) resulting from:
              State income tax expense (benefit) net of
                 federal income tax expense (benefit)..........          --         (634)       216
              Other, net ......................................      (1,498)        (247)       285
              Change in valuation allowance ...................       6,461        9,781        443
                                                                   --------     --------     ------

          Total tax provision .................................    $     --     $  3,800     $1,751
                                                                   ========     ========     ======

         As of December 31, 1997, the Company's net operating loss ("NOL") carryforward pursuant to its tax sharing agreement with BGL is approximately $29,000 which expires from 2008 to 2012. However, if the Company were deconsolidated from BGL, its allocable share of NOL could be significantly different. The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company established a valuation allowance against deferred tax assets of $26,474 and $20,013 at December 31, 1997 and 1996, respectively.

10.      Long-Term Debt

         Long-term debt consists of the following:


                                                                                             December 31,
                                                                                             ------------
                                                                                         1997                 1996
                                                                               ------------------------     ---------
                                                                               Estimated      Carrying      Carrying
                                                                               Fair Value       Value         Value
                                                                               ----------     --------      ---------
          11.5% Senior Secured Notes due February 1, 1999
             net of unamortized discount of $206 and
             $424, respectively ............................................    $  75,312     $ 112,406     $ 119,688
          Variable Rate Series C Senior Secured Notes due
             February 1, 1999 ..............................................       23,564        32,279        32,279
          Borrowings outstanding under revolving credit
             facility ......................................................       23,427        23,427        24,272
          Other ............................................................           28            28           266
                                                                                ---------     ---------     ---------
                                                                                  122,331       168,140       176,505

          Current portion ..................................................          (28)          (28)      (31,807)
                                                                                ---------     ---------     ---------

          Amount Due After One Year ........................................    $ 122,303     $ 168,112     $ 144,698
                                                                                =========     =========     =========

         Maturities of long-term debt, net of discount, at December 31, 1997 are as follows:


                           1998...............................................     $     28
                           1999...............................................      168,112
                                                                                   --------

                                   Total .....................................     $168,140
                                                                                   ========

         Senior Secured Notes

         On February 14, 1992, Liggett issued $150,000 in Senior Secured Notes (the "Series B Notes"). Interest on the Series B Notes is payable semiannually on February 1 and August 1 at an annual rate of 11.5%. The Series B Notes and Series C Notes referred to below (collectively, the "Liggett Notes") required mandatory principal redemptions of $7,500 on February 1 in each of the years 1993 through 1997 and $37,500 on February 1, 1998 with the balance of the Liggett Notes due on February 1, 1999. In February 1997, $7,500 of the Series B Notes were purchased using revolver availability and credited against the mandatory redemption requirements. The transaction resulted in a net gain of $2,963. The Liggett Notes are collateralized by substantially all of the assets of the Company, excluding inventories and receivables. Eve is a guarantor for the Notes. The Liggett Notes may be redeemed, in whole or in part, at a price equal to 100% of the principal amount at the option of the Company. The Liggett Notes contain restrictions on Liggett's ability to declare or pay cash dividends, incur additional debt, grant liens and enter into any new agreements with affiliates, among others.

         The Series C Notes, issued in 1994, have the same terms (other than interest rate) and stated maturity as the Series B Notes. The Series C Notes bore a 16.5% interest rate, which was reset on February 1, 1995 to 19.75%.

         On January 30, 1998, with the consent of the required majority of the holders of the Liggett Notes, Liggett entered into various amendments to the Indenture governing the Liggett Notes, which provided, among other things, for a deferral of the February 1, 1998 mandatory redemption payment of $37,500 to the date of final maturity of the Liggett Notes on February 1, 1999. In connection with the deferral, BGL agreed to issue 482,970 shares of BGL's common stock to the holders of record on January 15, 1998 of the Liggett Notes. As a result of this transaction, the Company will record a non-cash charge of approximately $4,100 during the first quarter of 1998 reflecting the fair value of the instruments issued. The Indenture under which the Liggett Notes are outstanding was also amended to prohibit, with limited exceptions, payments of dividends and incurrence of new debt by Liggett and to tighten restrictions on the disposition of proceeds of asset sales. BGL and BGLS also agreed to guarantee the payment by Liggett of the August 1, 1998 interest payment on the Liggett Notes and to subordinate, until repayment in full of all amounts outstanding in respect of the Liggett Notes, their reimbursement rights with respect to the guarantee of borrowings under the Facility made in connection with the Company's August 1, 1997 interest installment and any future advances in connection with the guarantee of the August 1, 1998 interest payment. In consideration of, among other things, the contribution of the BGL common stock, the waiver of certain management and other fees, the guarantee of the interest payments and subordination of certain reimbursement rights, the Company transferred its ownership interest in, and options to acquire additional shares of stock of Liggett-Ducat Ltd. ("Liggett-Ducat") to Brooke (Overseas) Ltd. ("BOL"). In addition, the Liggett Noteholders were granted a security interest in 16% of the stock of Liggett-Ducat or a successor entity held by BOL.

         On February 1, 1999, all of the Liggett Notes, approximately $144,891, will reach maturity. There are no refinancing or restructuring arrangements in place at this time for the notes and no assurances can be given in this regard. (Refer to Note 2 (a).)

         Revolving Credit Facility

         On March 8, 1994, Liggett entered into the Facility under which it can borrow up to $40,000 (depending on the amount of eligible inventory and receivables as determined by the lenders) from a syndicate of commercial lenders. Availability under the Facility was approximately $7,728 based upon eligible collateral at December 31, 1997. The Facility is collateralized by all inventories and receivables of the Company. Borrowings under the Facility are charged interest calculated at a rate equal to 1.5% above Philadelphia National Bank's (the indirect parent of Congress Financial Corporation, the lead lender) prime rate. Liggett's interest rate is currently 10.0%. The Facility contains certain financial covenants similar to those contained in the Liggett Notes Indenture, including restrictions on Liggett's ability to declare or pay cash dividends, incur additional debt, grant liens and enter into any new agreements with affiliates, among others. In addition, the Facility, as amended April 7, 1998, imposes requirements with respect to the Company's adjusted net worth (not to fall below a deficit of $195,000 as computed in accordance with the agreement, this computation is currently $187,959) and working capital (not to fall below a deficit of $17,000 as computed in accordance with the agreement, this computation is currently $12,616).

         During the first quarter of 1997, the Company violated the working capital covenant contained in the Facility as a result of the 1998 mandatory redemption payment on the Liggett Notes becoming due within one year. On March 19, 1997, the lead lender agreed to waive this covenant default, and the Facility was amended as follows: (i) the working capital definition was changed to exclude the current portion of the Liggett Notes; (ii) the maximum permitted working capital deficit, as defined, was reduced to $12,000; (iii) the maximum permitted adjusted net worth deficit was increased to $180,000; and (iv) the permitted advance rates under the Facility for eligible inventory were reduced by five percent. On April 7, 1998, the Facility was further amended to increase the maximum permitted adjusted net worth and net working capital deficiencies to $195,000 and $17,000, respectively.

         On August 29, 1997, the Facility was amended to permit the Company to borrow an additional $6,000 which was used on that date in making the interest payment of $9,700 due on August 1, 1997 to the Liggett note holders. BGLS guaranteed the additional $6,000 advance under the Facility and collateralized the guarantee with $6,000 in cash, deposited with Liggett's lenders.

          In November 1997, the Facility was extended until March 8, 1999. For information concerning Liggett's substantial near-term debt service requirements and other related matters, see Note 2(a).

11.      Operating Leases

         At December 31, 1997, the Company has operating leases for building space and computer equipment. The future minimum lease payments are as follows:



               1998 ...........................................    $1,651
               1999 ...........................................       653
               2000 ...........................................       198
               2001 ...........................................       185
               2002 ...........................................        62
                                                                   ------

                    Total .....................................    $2,749
                                                                   ======

         Rental expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $2,919, $3,121 and $3,112, respectively.


12.      Commitments and Contingencies

TOBACCO-RELATED LITIGATION:

         OVERVIEW. Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in a number of direct and third-party actions predicated on the theory that they should be liable for damages from cancer and other adverse health effects alleged to have been caused by cigarette smoking or by exposure to secondary smoke (environmental tobacco smoke, "ETS") from cigarettes. These cases are reported hereinafter as though having been commenced against Liggett (without regard to whether such cases were actually commenced against Liggett or BGL). There has been a noteworthy increase in the number of cases pending against both Liggett and the other tobacco companies. The cases generally fall into three categories: (i) smoking and health cases alleging personal injury brought on behalf of individual smokers ("Individual Actions"), (ii) smoking and health cases alleging personal injury and purporting to be brought on behalf of a class of plaintiffs ("Class Actions") and (iii) health care cost recovery actions brought by state and local governments, although recently numerous health care cost recovery actions have been commenced on behalf of other third-party payors including asbestos manufacturers, unions and taxpayers ("Attorneys General Actions"). As new cases are commenced, the costs associated with defending such cases and the risks attendant to the inherent unpredictability of litigation continue to increase. Liggett had been receiving assistance from others in the industry in defraying the costs and other burdens incurred in the defense of smoking and health litigation and related proceedings, which, for the most part, consisted of the payment of counsel fees and costs, but this assistance terminated in 1997. In 1995 and 1996, approximately $1,500 and $6,500, respectively, in counsel fees and costs were paid. In 1995 and 1996, Liggett incurred additional fees and costs in connection with tobacco-related litigation in the amount of approximately $4,500 and $3,500, respectively. In 1997, Liggett incurred fees and costs in the amount of approximately $5,750. The future financial impact on Liggett of the termination of this assistance and the effects of the tobacco litigation settlements discussed below is not quantifiable at this time.

         On June 24, 1992, in an action entitled Cipollone v. Liggett Group Inc., et al., the United States Supreme Court issued an opinion concluding that The Federal Cigarette Labeling and Advertising Act did not preempt state common law damage claims but that The Public Health Cigarette Smoking Act of 1969 (the "1969 Act") did preempt certain, but not all, state common law damage claims. The decision bars plaintiffs from asserting claims that, after the effective date of the 1969 Act, the tobacco companies either failed to warn adequately of the claimed health risks of cigarette smoking or sought to neutralize those claimed risks in their advertising or promotion of cigarettes. Bills have been introduced in Congress on occasion to eliminate the federal preemption defense. Enactment of any federal legislation with such an effect could result in a significant increase in claims, liabilities and litigation costs.

         INDIVIDUAL ACTIONS. As of December 31, 1997, there were approximately 250 cases pending against Liggett, and in most cases the other tobacco companies, where individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to ETS and seek compensatory and, in some cases, punitive damages. Of these, 108 are pending in the State of Florida, 82 are pending in the State of New York and 19 are pending in the State of Texas. The balance of individual cases are pending in 16 states. There are four individual cases pending where Liggett is the only named defendant.

         The plaintiffs' allegations of liability in those cases in which individuals seek recovery for personal injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, special duty, voluntary undertaking, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, indemnity, market share liability, and violations of deceptive trade practices laws, the Federal Racketeer Influenced and Corrupt Organization Act ("RICO") and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including disgorgement of profits and punitive damages. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as "unclean hands" and lack of benefit, failure to state a claim and federal preemption.

         On September 10, 1993, an action entitled Sackman v. Liggett Group Inc., United States District Court, Eastern District of New York, was filed against Liggett alleging as injury lung cancer. On October 6, 1997, the parties settled this matter.

         CLASS ACTIONS. As of December 31, 1997, there were approximately 40 actions pending, for which either a class has been certified or plaintiffs are seeking class certification, where Liggett, among others, was a named defendant. Two of these cases, Fletcher, et al. v. Brooke Group Ltd., et al. and Walker, et al. v. Liggett Group Inc., et al. have been settled, subject to court approval. These two settlements are more fully discussed below under the "Settlements" section.

         On October 31, 1991, an action entitled Broin, et al. v. Philip Morris Incorporated, et al., Circuit Court of the Eleventh Judicial District in and for Dade County, Florida, was filed against Liggett and others. This case has been brought by plaintiffs on behalf of all flight attendants that have worked or are presently working for airlines based in the United States and who have never regularly smoked cigarettes but allege that they have been damaged by involuntary exposure to ETS. On October 10, 1997, the other major tobacco companies settled this matter which settlement provides for a release of Liggett and BGL. In February 1998, the Circuit Court approved the settlement, however, a Notice of Appeal was filed in the Third District Court of Appeal by an objector to the settlement.

         On March 25, 1994, an action entitled Castano, et al. v. The American Tobacco Company Inc., et al., United States District Court, Eastern District of Louisiana, was filed against Liggett and others. The class action complaint sought relief for a nationwide class of smokers based on their alleged addiction to nicotine. On February 17, 1995, the District Court granted plaintiffs' motion for class certification (the "Class Certification Order").

         On May 23, 1996, the Court of Appeals for the Fifth Circuit reversed the Class Certification Order and instructed the District Court to dismiss the class complaint. The Fifth Circuit ruled that the District Court erred in its analysis of the class certification issues by failing to consider how variations in state law affect predominance of common questions and the superiority of the class action mechanism. The appeals panel also held that the District Court's predominance inquiry did not include consideration of how a trial on the merits in Castano would be conducted. The Fifth Circuit further ruled that the "addiction-as-injury" tort is immature and, accordingly, the District Court could not know whether common issues would be a "significant" portion of the individual trials. According to the Fifth Circuit, any savings in judicial resources that class certification may bring about is speculative and would likely be overwhelmed by the procedural problems certification brings. Finally, the Fifth Circuit held that in order to make the class action manageable, the District Court would be forced to bifurcate issues in violation of the Seventh Amendment.

         The extent of the impact of the Castano decision on tobacco-related class action litigation is still uncertain, although the decertification of the Castano class by the Fifth Circuit may preclude any federal court from certifying a nationwide class action for trial purposes with respect to tobacco-related claims. The Castano decision has had, however, only limited effect with respect to courts' decisions regarding narrower tobacco-related classes or class actions brought in state rather than federal court. For example, since the Fifth Circuit's ruling, courts in New York, Louisiana and Maryland have certified "addiction-as-injury" class actions that covered only citizens in those states. Two class actions pending in state court in Florida have also been certified and one of the actions, the Broin case, had begun trial before settling in 1997. The Castano decision has had no measurable impact on litigation brought by or on behalf of single individual claimants.

         ATTORNEYS GENERAL ACTIONS. As of December 31, 1997, 39 Attorneys General actions were filed against Liggett and BGL. In February 1998, one additional action was commenced. As more fully discussed below, through March 1998, Liggett has settled 37 of these actions. In addition, Liggett has reached settlements with 6 Attorneys General representing states or territories which have not yet commenced litigation. As of December 31, 1997, there were approximately 35 additional third-party payor actions pending. In certain of the pending proceedings, state and local government entities and others seek reimbursement for Medicaid and other health care expenditures allegedly caused by use of tobacco products. The claims asserted in these health care cost recovery actions vary. In most of these cases, plaintiffs assert the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.

         SETTLEMENTS. In March 1996, Liggett and BGL entered into an agreement, subject to court approval, to settle the Castano class action tobacco litigation. Under the Castano settlement agreement, upon final court approval of the settlement, the Castano class would be entitled to receive up to five percent of Liggett's pretax income (income before income taxes) each year (up to a maximum of $50,000 per year) for the next 25 years, subject to certain reductions provided for in the agreement and a $5,000 payment from Liggett if Liggett or BGL fail to consummate a merger or similar transaction with another non-settling tobacco company defendant within three years of the date of settlement. Liggett and BGL have the right to terminate the Castano settlement under certain circumstances. On March 14, 1996, Liggett, the Castano Plaintiffs Legal Committee and the Castano plaintiffs entered into a letter agreement. According to the terms of the letter agreement, for the period ending nine months from the date of Final Approval (as defined in the letter), if granted, of the Castano settlement or, if earlier, the completion by Liggett or BGL of a combination with any defendant in Castano, except Philip Morris, the Castano plaintiffs and their counsel agree not to enter into any more favorable settlement agreement with any Castano defendant which would reduce the terms of the Castano settlement agreement. If the Castano plaintiffs or their counsel enter into any such settlement during this period, they shall pay Liggett $250,000 within 30 days of the more favorable agreement and offer Liggett and BGL the option to enter into a settlement on terms at least as favorable as those included in such other settlement. The letter agreement further provides that during the same time period, and if the Castano settlement agreement has not been earlier terminated by Liggett in accordance with its terms, Liggett and its affiliates will not enter into any business transaction with any third party which would cause the termination of the Castano settlement agreement. If Liggett or its affiliates enter into any such transaction, then the Castano plaintiffs will be entitled to receive $250,000 within 30 days from the transacting party. On May 11, 1996, the Castano Plaintiffs Legal Committee filed a motion with the United States District Court for the Eastern District of Louisiana seeking preliminary approval of the Castano settlement. On September 6, 1996, shortly after the class was decertified, the Castano plaintiffs withdrew the motion for approval of the Castano settlement.

         In March 1996, Liggett and BGL entered into a settlement of tobacco-related litigation with the Attorneys General of Florida, Louisiana, Massachusetts, Mississippi and West Virginia (the "March 1996 Settlements"). The March 1996 Settlements release Liggett and BGL from all tobacco-related claims including claims for health case cost reimbursement and claims concerning sales of cigarettes to minors. Certain of the terms of the March 1996 Settlements are summarized below.

         Under the March 1996 Settlements, the five settling states would share an initial payment by Liggett of $5,000 ($1,000 of which was paid on March 22, 1996, with the balance payable over nine years and indexed and adjusted for inflation), provided that any unpaid amount will be due 60 days after either a default by Liggett in its payment obligations under the settlement or a merger or other similar transaction by Liggett or BGL with another defendant in the lawsuits. In addition, Liggett will be required to pay the settling states a percentage of Liggett's pretax income (income before income taxes) each year from the second through the twenty-fifth year. This annual percentage is 2-1/2% of Liggett's pretax income, subject to increase to 7-1/2% depending on the number of additional states joining the settlement. No additional states have joined this settlement to date. All of Liggett's payments are subject to certain reductions provided for in the agreement. Liggett has also agreed to pay to the settling states $5,000 if Liggett or BGL fails to consummate a merger or other similar transaction with another defendant in the lawsuits within three years of the date of the March 1996 Settlements.

         Settlement funds received by the Attorneys General will be used to reimburse the states for smoking-related health care costs. Liggett and BGL also have agreed to phase in compliance with certain of the proposed interim FDA regulations on the same basis as provided in the Castano settlement. Liggett and BGL have the right to terminate the March 1996 Settlements with respect to any settling state if any of the remaining defendants in the litigation succeed on the merits in that state's respective Attorney General action. Liggett and BGL may also terminate the March 1996 Settlements if they conclude that too many states have filed Attorney General actions and have not settled such cases with Liggett and BGL.

         On March 20, 1997, Liggett, BGL and the five settling states executed an addendum pursuant to which Liggett and BGL agreed to provide to the five settling states, among other things, the additional cooperation and compliance with advertising restrictions that is provided for in the March 1997 Settlements (discussed below). Also, pursuant to the addendum, the initial settling states agreed to use best efforts to ensure that in the event of a global tobacco settlement enacted through federal legislation or otherwise, Liggett's and BGL's financial obligations under such a global settlement would be no more onerous than under this settlement.

         At December 31, 1995, Liggett had accrued approximately $4,000 for the present value of the fixed payments under the March 1996 Settlements. At December 31, 1997, in connection with the March 1998 Settlements, the Company accrued $16,421 for the present value of the fixed payments under the March 1998 Settlements. No additional amounts have been accrued with respect to the recent settlements discussed below. The Company cannot quantify the future costs of the settlements at this time as the amount Liggett must pay is based, in part, on future operating results. Possible future payments based on a percentage of pretax income, and other contingent payments based on the occurrence of a business combination, will be expensed when considered probable.

         In March 1997, Liggett and BGL entered into a comprehensive settlement of tobacco litigation through parallel agreements with the Attorneys General of 17 states and with a nationwide class of individuals and entities that allege smoking-related claims. Thereafter, during 1997, settlements were reached with four more states through their respective Attorneys General (settlements with these 21 Attorneys General and with the nationwide class are hereinafter referred to as the "March 1997 Settlements"). On March 12, 1998, Liggett and BGL, announced settlements with the Attorneys General of 14 states, the District of Columbia and the U.S. Virgin Islands (the "March 1998 Settlements"). On March 26, 1998, Liggett and BGL settled with the Attorney General of Georgia. The foregoing settlements cover all smoking-related claims, including both addiction-based and tobacco injury claims against Liggett and BGL, brought by the Attorneys General and, upon court approval, the nationwide class.

         The states and territories where settlements have been reached with Attorneys General are: Alaska, Arizona, Arkansas, California, Colorado, Connecticut, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, Texas, Utah, U.S. Virgin Islands, Washington, West Virginia, Wisconsin and Wyoming. Other states have either recently filed health care cost recovery actions or indicated intentions to do so. Both Liggett and BGL will endeavor to resolve those actions on substantially the same terms and conditions as the March 1998 Settlements, however, there can be no assurance that any such settlements will be completed.

         As mentioned above, in March 1997, Liggett, BGL and plaintiffs filed the mandatory class settlement agreement in an action entitled Fletcher, et al.
v. Brooke Group Ltd., et al., Circuit Court of Mobile County, Alabama, where the court granted preliminary approval and preliminary certification of the class, and on May 15, 1997, a similar mandatory class settlement agreement was filed in an action entitled Walker, et al. v. Liggett Group Inc., et al., United States District Court, Southern District of West Virginia. The Company anticipates that should the court in Fletcher, after dissemination of notice to the class of the pending limited fund class action settlement and a full fairness hearing with respect thereto, issue a final order and judgment approving the settlement, such an order would preclude further prosecution by class members of tobacco-related claims against Liggett and BGL. Under the Full Faith and Credit Act, a final judgment entered in a nationwide class action pending in a state court has a preclusive effect against any class member with respect to the claims settled and released in the nationwide class action. As the class definition in Fletcher encompasses all individual and third party-payor claimants, it is anticipated that upon final order and judgment, all such class members would be barred from further prosecution of tobacco-related claims against Liggett and BGL.

         In the Fletcher action, it is anticipated that class members will be notified of the settlement and will have an opportunity to appear at a later court hearing. Effectiveness of the mandatory settlement is conditioned on final court approval of the settlement after a fairness hearing. There can be no assurance as to whether, or when, such court approval will be obtained.

         The Walker court also granted preliminary approval and preliminary certification of the nationwide class; however, on August 5, 1997, the court vacated its preliminary certification of the settlement class, which decision is currently on appeal. The Walker court relied on the Supreme Court's decision in Amchem Products Inc. v. Windsor in reaching its decision. In Amchem, the Supreme Court affirmed a decision of the Third Circuit vacating the certification of a settlement class that involved asbestos-exposure claims. The Supreme Court held that the proposed settlement class did not meet the requirements for Rule 23 of the Federal Rules of Civil Procedure for predominance of common issues and adequacy of representation. The Third Circuit had held that, although classes could be certified for settlement purposes only, Rule 23's requirements had to be satisfied as if the case were going to be litigated. The Supreme Court agreed that the fairness and adequacy of the settlement are not pertinent to the predominance inquiry under Rule 23(b)(3), and thus, the proposed class must have sufficient unity so that absent class members can fairly be bound by decisions of class representatives.

         After the Amchem opinion was issued by the Supreme Court on June 25, 1997, objectors to Liggett's settlement in Walker moved for decertification. Although Liggett's settlements, particularly in the Walker action, are "limited fund" class action settlements proceeding under Rule 23(b)(1), and Amchem was a Rule 23(b)(3) case, the court in the Walker action, nonetheless, decertified the Walker class. Applying Amchem to the Walker case, the District Court, in a decision issued on August 5, 1997, determined that while plaintiffs in Walker have a common interest in "maximizing the limited fund available from the defendants," there remained "substantial conflicts among class members relating to distribution of the fund and other key concerns" that made class certification inappropriate.

         The Amchem decision's ultimate effect on the viability of the Walker and Fletcher settlements remains uncertain given the Fifth Circuit's recent ruling reaffirming the limited fund class action settlement in In re Asbestos Litigation ("Ahearn"). In June 1997, the Supreme Court remanded Ahearn to the Fifth Circuit for consideration in light of Amchem. On remand, the Fifth Circuit made two decisive distinctions between Amchem and Ahearn. First, the Ahearn class action proceeded under Rule 23(b)(1) while Amchem was a Rule 23(b)(3) case and second, in Ahearn, there was no allocation or difference in award, according to nature or severity of injury, as there was in Amchem. The Fifth Circuit concluded that all members of the class and all class representatives share common interests and none of the uncommon questions, abounding in Amchem, exist.

         The remaining material terms of the March 1996 Settlements, the March 1997 Settlements and the March 1998 Settlements are described below.

         Pursuant to each of the settlements, both Liggett and BGL agreed to cooperate fully with the Attorneys General and the nationwide class in their respective lawsuits against the tobacco industry. Liggett and BGL agreed to provide to these parties all relevant tobacco documents in their possession, other than those subject to claims of joint defense privilege, and to waive, subject to court order, certain attorney-client privileges and work product protections regarding Liggett's smoking-related documents to the extent Liggett and BGL can so waive these privileges and protections. The Attorneys General and the nationwide class agreed to keep Liggett's documents under protective order and, subject to final court approval, to limit their use to those actions brought by parties to the settlement agreements. Those documents that may be subject to a joint defense privilege with other tobacco companies will not be produced to the Attorneys General or the nationwide class, but will be, pursuant to court order, submitted to the appropriate court and placed under seal for possible in camera review. Additionally, under similar protective conditions, Liggett and BGL agreed to offer their employees for witness interviews and testimony at deposition and trial. Pursuant to both settlement agreements, Liggett also agreed to place an additional warning on its cigarette packaging stating that "Smoking is Addictive" and to issue a public statement, as requested by the Attorneys General. Liggett has commenced distribution of cigarette packaging which displays the new warning label.

         Pursuant to the March 1996 Settlements, any other tobacco company defendant, except Philip Morris, merging or combining with Liggett or BGL, prior to the third anniversary of the settlement, would receive certain settlement benefits, including limitations on potential liability. Pursuant to the agreement, any such combining tobacco company would be released from the lawsuits brought by the five initial settling states. Such combining tobacco company would be obligated to pay into the settlement fund within sixty days of becoming bound to the agreement $135,000, and make annual payments of 2.5% of the combining company's pre-tax income (but not less than $30,000 per year). Such combining tobacco company would also have to comply with the advertising and access restrictions provided for in the agreement, and would have to withdraw their objections to the FDA rule.

         Pursuant to the March 1997 Settlements, any other tobacco company defendant, except Philip Morris, merging or combining with Liggett or BGL, prior to the fourth anniversary of the settlements, would receive certain settlement benefits, including limitations on potential liability for affiliates not engaged in domestic tobacco operations and a waiver of any obligation to post a bond to appeal any future adverse judgment. In addition, within 120 days following any such combination, Liggett would be required to pay the settlement fund $25,000. Under all settlements, the plaintiffs have agreed not to seek an injunction preventing a defendant tobacco company combining with Liggett or BGL from spinning off any affiliate which is not engaged in the domestic tobacco business.

         Pursuant to the March 1998 Settlements, Liggett is required to pay each of settling states and territories their relative share (based on the Medicaid population of each state over the total Medicaid population of the United States) of between 27.5% and 30% of Liggett's pre-tax income each year for 25 years, with a minimum payment guarantee of $1,000 per state over the first nine years of the agreement. The liability was computed using a discount rate of 18%. The aggregate liability under the March 1996 Settlements, the March 1997 Settlements, and the March 1998 Settlements is $39,556, the present value of which, when discounted at the rate of 18% per annum, is $19,365 at December 31, 1997. Minimum payments to be made for these settlements over the next five years and thereafter are: 1998: $4,044; 1999: $4,406; 2000: $4,406; 2001: $4,465:
2002: $4,518; thereafter: $17,717. The annual percentage is subject to increase, pro rata from 27.5% up to 30%, depending on the number of additional states joining the settlement. Pursuant to the "most favored nation" provisions under the March 1996 Settlements and the March 1997 Settlements, each of the states settling under those settlements could benefit from the economic terms of the March 1998 Settlements. In the case of the March 1997 Settlements, in the event that the Fletcher class is approved, monies collected in the settlement fund will be overseen by a court-appointed committee and utilized to compensate state health care programs and settlement class members and to provide counter-market advertising. In all settlements, Liggett agreed to phase-in compliance with certain proposed FDA regulations regarding smoking by children and adolescents, including a prohibition on the use of cartoon characters in tobacco advertising and limitations on the use of promotional materials and distribution of sample packages where minors are present. The March 1998 Settlements provide for additional restrictions and regulations on Liggett's advertising, including a prohibition on outdoor advertising and product advertising on the Internet and on payments for product placement in movies and television.

         Under all settlements, Liggett and BGL are also entitled to most favored nation treatment in the event any settling Attorney General reaches a settlement with any other defendant tobacco company. Under the March 1996 Settlements and March 1997 Settlements, in the event of a global settlement involving federal legislation with any other defendant tobacco company, the settling Attorneys General agreed to use their "best efforts" to ensure that the Liggett and BGL's liability under such legislation should be no more onerous than under these settlements. Under the March 1998 Settlements, the settling Attorneys General agreed to write letters to Congress and the President of the United States to ensure that Liggett and BGL's liability under any such legislation should be more onerous than under these settlements.

         Copies of the various settlement agreements are filed as exhibits to the Company's Form 10-K and the discussion herein is qualified in its entirety by reference thereto.

         TRIALS. Liggett is a defendant in trials currently proceeding in the State of Minnesota by Hubert H. Humphrey, III, its Attorney General and Blue Cross and Blue Shield of Minnesota v. Philip Morris Incorporated, et al., District Court of the Second Judicial District, Ramsey County, Minnesota, which commenced on January 20, 1998. Liggett settled the claims of the State of Minnesota on March 20, 1997, but still remains a defendant in the case with respect to the State's co-plaintiff, Blue Cross and Blue Shield of Minnesota. Liggett is also a defendant in Dunn and Wiley v. RJR Nabisco Holdings Corp., et al., Superior Court, Delaware County, Indiana, which trial commenced on February 9, 1998. There are several other trial dates scheduled during 1998 for individual cases; however, trial dates are subject to change.

         PROPOSED RESOLUTION. In June 1997, Philip Morris Incorporated ("Philip Morris"), R. J. Reynolds Tobacco Company ("RJR"), B&W, Lorillard Tobacco Company ("Lorillard") and the United States Tobacco Company, along with the Attorneys General for the States of Arizona, Connecticut, Florida, Mississippi, New York and Washington and the Castano Plaintiffs' Litigation Committee executed a Memorandum of Understanding to support the adoption of federal legislation and necessary ancillary undertakings, incorporating the features described in a proposed resolution (the "Resolution"). The proposed Resolution mandates a total reformation and restructuring of how tobacco products are manufactured, marketed and distributed in the United States.

         The proposed Resolution includes provisions relating to advertising and marketing restrictions, product warnings and labeling, access restrictions, licensing of tobacco retailers, the adoption and enforcement of "no sales to minors" laws by states, surcharges against the industry for failure to achieve underage smoking reduction goals, regulation of tobacco products by the FDA, public disclosure of industry documents and research, smoking cessation programs, compliance programs by the industry, public smoking and smoking in the workplace, enforcement of the proposed Resolution, industry payments and litigation.

         The proposed Resolution would require the FDA to impose annual surcharges on the industry if targeted reductions in underage smoking incidence are not achieved in accordance with a legislative timetable. The surcharge would be based upon an approximation of the present value of the profit the companies would earn over the lives of all underage consumers in excess of the target, and would be allocated among participating manufacturers based on their market share of the United States cigarette industry.

         The proposed Resolution would require participating manufacturers to make substantial payments in the year of implementation and thereafter ("Industry Payments"). Participating manufacturers would be required to make an aggregate $10 billion initial Industry Payment on the date that federal legislation implementing the terms of the proposed Resolution is signed. This Industry Payment would be based on relative market capitalization. Thereafter, the participating companies would be required to make specified annual Industry Payments determined and allocated among the companies based on volume of domestic sales as long as the companies continue to sell tobacco products in the United States. These Industry Payments, which would begin on December 31 of the first full year after implementing federal legislation is signed, would be in the following amounts (at 1996 volume levels) -- year 1: $8.5 billion; year 2:
$9.5 billion; year 3: $11.5 billion; year 4: $14 billion; and each year thereafter: $15 billion. These Industry Payments would be increased by the greater of 3% or the previous year's inflation rate, and would be adjusted to reflect changes from 1996 domestic sales volume levels.

         The Industry Payments would be separate from any surcharges. The Industry Payments would receive priority and would not be dischargeable in any bankruptcy or reorganization proceeding and would be the obligation only of entities selling tobacco products in the United States (and not their affiliated companies). The proposed Resolution provides that all payments by the industry would be ordinary and necessary business expenses in the year of payment, and no part thereof would be either in settlement of an actual or potential liability for a fine or penalty (civil or criminal) or the cost of a tangible or intangible asset. The proposed Resolution would provide for the pass-through to consumers of the annual Industry Payments in order to promote the maximum reduction in underage use.

         If enacted, the federal legislation provided for in the proposed Resolution would settle present attorney general health care cost recovery actions (or similar actions brought by or on behalf of any governmental entity other than the federal government), parens patriae and smoking and health class actions and all "addiction"/dependence claims, and would bar similar actions from being maintained in the future. However, the proposed Resolution provides that no stay applications will be made in pending governmental actions without the mutual consent of the parties. The proposed Resolution would not affect any smoking and health class action or any health care cost recovery action that is reduced to final judgment before implementing federal legislation is effective.

         Under the proposed Resolution, the rights of individuals to sue the tobacco industry would be preserved, except as expressly changed by implementing federal legislation. Claims, however, could not be maintained on a class or other aggregated basis, and could be maintained only against tobacco manufacturing companies (and not their retailers, distributors or affiliated companies). In addition, all punitive damage claims based on past conduct would be resolved as part of the proposed Resolution, and future claimants could seek punitive damages only with respect to claims predicated upon conduct taking place after the effective date of implementing federal legislation. Finally, except with respect to actions pending as of June 9, 1997, third-party payor (and similar) claims could be maintained only if based on subrogation of individual claims. Under subrogation principles, a payor of medical costs can seek recovery from a third party only by "standing in the shoes" of the injured party and being subject to all defenses available against the injured party.

         The proposed Resolution contemplates that participating tobacco manufacturers would enter into a joint sharing agreement for civil liabilities relating to past conduct. Judgments and settlements arising from tort actions would be paid as follows: The proposed Resolution would set an annual aggregate cap of up to 33% of the annual base Industry Payment (including any reductions for volume declines). Any judgments or settlements exceeding the cap in a particular year would roll over into the next year. While judgments and settlements would run against the defendant, they would give rise to an 80-cents-on-the-dollar credit against the annual Industry Payment. Finally, any individual judgments in excess of $1 million would be paid at the rate of $1 million per year unless every other judgment and settlement could first be satisfied within the annual aggregate cap. In all circumstances, however, the companies would remain fully responsible for costs of defense and certain costs associated with the fees of attorneys representing certain plaintiffs in the litigation settled by the proposed Resolution.

         Under the proposed Resolution, Liggett and BGL would be deemed to be a "non-participating manufacturer". The proposed Resolution provides, among other things, that a non-participating manufacturer would be required to place into escrow, each year, an amount equal to 150% of its share of the payment required of participating manufacturers (other than the portion allocated to public health programs and federal and state enforcement). These funds would be earmarked for potential liability payments and could be reclaimed, with interest, after 35 years, to the extent they had not been paid out in liability.

         The proposals are currently being reviewed by the White House, Congress and various public interest groups. Separately, the other tobacco companies negotiated settlements of the Attorneys General health care cost recovery actions in Mississippi, Florida and Texas. Management is unable to predict the ultimate effect, if any, of the enactment of legislation adopting the proposed resolution. Management is also unable to predict the ultimate content of any such legislation; however, adoption of any such legislation could have a material adverse effect on the business of Liggett and BGL.

         OTHER RELATED MATTERS. On March 20, 1997, RJR, Philip Morris, B&W and Lorillard obtained a temporary restraining order from a North Carolina state court preventing Liggett and BGL and their agents, employees, directors, officers and lawyers from turning over documents allegedly subject to the joint defense privilege in connection with the settlements, which restraining order was converted to a preliminary injunction by the court on April 9, 1997. This ruling is currently on appeal by Liggett and BGL. On June 5, 1997, the North Carolina Supreme Court denied Liggett's Motion to Stay the case pending appeal. On March 24, 1997, the United States District Court for the Eastern District of Texas and state courts in Mississippi and Illinois each issued orders enjoining the other tobacco companies from interfering with Liggett's filing with the courts, under seal, those documents.

         Liggett understands that a grand jury investigation is being conducted by the office of the United States Attorney for the Eastern District of New York (the "Eastern District Investigation") regarding possible violations of criminal law relating to the activities of The Council for Tobacco Research - USA, Inc. (the "CTR"). Liggett was a sponsor of the CTR at one time. In May 1996, Liggett received a subpoena from a Federal grand jury sitting in the Eastern District of New York, to which Liggett has responded.

         In March 1996, and in each of March, July, October and December 1997, Liggett and/or BGL received subpoenas from a Federal grand jury in connection with an investigation by the United States

Department of Justice (the "DOJ Investigation") involving the industry's knowledge of the health consequences of smoking cigarettes; the targeting of children by the industry and the addictive nature of nicotine and the manipulation of nicotine by the industry. Liggett has responded to the March 1996, March 1997 and July 1997 subpoenas and is in the process of responding to the October and December 1997 subpoenas. Liggett understands that the Eastern District Investigation and the DOJ Investigation have, for all intents and purposes, been consolidated into one investigation being conducted by the Department of Justice. Liggett and BGL are unable, at this time, to predict the outcome of this investigation.

         Litigation is subject to many uncertainties, and it is possible that some of the aforementioned actions could be decided unfavorably against Liggett or BGL. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. Liggett is unable to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation.

         Liggett is unable to make a meaningful estimate with respect to the amount of loss that could result from an unfavorable outcome of the cases pending against the Company, because the complaints filed in these cases rarely detail alleged damages. Typically, the claims set forth in an individual's complaint against the tobacco industry pray for money damages in an amount to be determined by a jury, plus punitive damages and costs. These damage claims are usually stated as being for at least the minimum necessary to invoke the jurisdiction of the court.

         Third-party payor claimants and others have set forth several additional variations on relief sought: funding of corrective public education campaigns relating to issues of smoking and health; funding for clinical smoking cessation programs; disgorgement of profits from sales of cigarettes; restitution; treble damages; and attorneys' fees. Nevertheless, no specific amounts are provided. It is, however, understood that requested damages against the tobacco company defendants in these cases may be in the billions of dollars.

         It is possible that Liggett's consolidated financial position, results of operation and cash flow could be materially adversely affected by an unfavorable outcome in any of such pending tobacco-related litigation.

         Liggett has been involved in certain environmental proceedings, none of which, either individually or in the aggregate, rise to the level of materiality. Liggett's current operations are conducted in material compliance with all environmental laws and regulations. Management is unaware of any material environmental conditions affecting its existing facilities. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, earnings or competitive position of Liggett.

         There are several other proceedings, lawsuits and claims pending against Liggett unrelated to smoking or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect Liggett's financial position, results of operations or cash flows.


LEGISLATION AND REGULATION:

         On August 28, 1996, the FDA filed in the Federal Register a Final Rule (the "FDA Rule") classifying tobacco as a drug, asserting jurisdiction by the FDA over the manufacture and marketing of tobacco products and imposing restrictions on the sale, advertising and promotion of tobacco products. Litigation was commenced in the United States District Court for the Middle District of North Carolina challenging the legal authority of the FDA to assert such jurisdiction, as well as challenging the constitutionality of the rules. The court, after argument, granted plaintiffs' motion for summary judgment prohibiting the FDA from regulating or restricting the promotion and advertising of tobacco products and denied plaintiffs' motion for summary judgment on the issue of whether the FDA has the authority to regulate access to, and labeling of, tobacco products. The four major cigarette manufacturers and the FDA have filed notices of appeal. Liggett and BGL support the FDA Rule and have begun to phase in compliance with certain of the proposed interim FDA regulations. See discussions of the Castano and Attorneys General settlements above.

         In August 1996, the Commonwealth of Massachusetts enacted legislation requiring tobacco companies to publish information regarding the ingredients in cigarettes and other tobacco products sold in that state. In December 1997, the United States District Court for the District of Massachusetts enjoined this legislation from going into effect, however, on December 15, 1997, Liggett began complying with this legislation by providing ingredient information to the Massachusetts Department of Public Health.

         On February 20, 1996, the United States Trade representative issued an "advance notice of rule making" concerning how tobaccos imported under a previously established tobacco rate quota ("TRQ") should be allocated. Currently, tobacco imported under the TRQ is allocated on a "first-come, first-served" basis, meaning that entry is allowed on an open basis to those first requesting entry in the quota year. Others in the cigarette industry have suggested an "end-user licensing" system under which the right to import tobacco under the quota would be initially assigned on the basis of domestic market share. Such an approach, if adopted, could have a material adverse effect on Liggett and BGL.

         In April 1994, the United States Occupational Safety and Health Administration ("OSHA") issued a proposed rule that could ultimately ban smoking in the workplace. Hearings were completed during 1995. OSHA has not yet issued a final rule or a proposed revised rule. While Liggett cannot predict the outcome, some form of federal regulation of smoking in workplaces may result.

         In January 1993, the United States Environmental Protection Agency ("EPA") released a report on the respiratory effect of ETS which concludes that ETS is a known human lung carcinogen in adults and in children, causes increased respiratory tract disease and middle ear disorders and increases the severity and frequency of asthma. In June 1993, the two largest of the major domestic cigarette manufacturers, together with other segments of the tobacco and distribution industries, commenced a lawsuit against the EPA seeking a determination that the EPA did not have the statutory authority to regulate ETS, and that given the current body of scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's classification of ETS was arbitrary and capricious. Whatever the outcome of this litigation, issuance of the report may encourage efforts to limit smoking in public areas.

         As part of the budget agreement recently approved by Congress, federal excise taxes on a pack of cigarettes, which are currently 24 cents, would rise 10 cents in the year 2000 and 5 cents more in the year 2002. In a speech on September 17, 1997, President Clinton called for federal legislation that, among other things, would raise cigarette prices by up to $1.50 per pack. Since then, several bills have been introduced in the Senate that purport to propose legislation along these lines. Management is unable to predict the ultimate content of any such legislation; however, adoption of any such legislation could have a material adverse effect on the business of Liggett and BGL.

         In addition to the foregoing, there have been a number of other restrictive regulatory actions, adverse political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, the effects of which, at this time, Liggett is not able to evaluate.

13.      Related Party Transactions

         On July 5, 1996, Liggett purchased 140,000 shares (19.97%) of Liggett-Ducat's tobacco operations from BOL, for $2,100. Liggett-Ducat produces and markets cigarettes in Russia. Liggett also acquired on that date for $3,400 a ten-year option to purchase from BOL at the same per share price up to 292,407 additional shares of Liggett-Ducat, thereby entitling Liggett to increase its interest in Liggett-Ducat to approximately 62%. On March 13, 1997, Liggett acquired a second ten-year option to purchase BOL's remaining shares in Liggett-Ducat (an additional 33%) for $2,200 of which $2,049 was paid in cash. Liggett accounted for its investment in Liggett-Ducat under the equity method of accounting. Liggett's equity in the net income of Liggett-Ducat amounted to $498 for the year ended December 31, 1997. On December 31, 1997, the carrying value of Liggett-Ducat amounted to $1,208. The excess of the cost of the option over carrying amount of net assets to be acquired under the option has been charged to stockholder's deficit. On January 30, 1998, in connection with the restructuring of the Liggett Notes, BOL acquired the Liggett-Ducat shares and options held by Liggett. (Refer to Note 10.)

         On April 28, 1997, BOL purchased excess production equipment from Liggett for $3,000. Liggett recognized a gain of $2,578.

         During 1995 and 1996, Liggett provided certain administrative and technical support to Liggett-Ducat in exchange for which Liggett-Ducat provided assistance to Liggett in its pursuit of selling cigarettes in the Russian Republic. The expenses associated with Liggett's activities amounted to $76 and $229 for the years ended December 31, 1996 and 1995, respectively.

         Liggett is party to a Tax-Sharing Agreement dated June 29, 1990 with BGL and certain other entities pursuant to which Liggett has paid taxes to BGL as if it were filing a separate company tax return, except that the agreement effectively limits the ability of Liggett to carry back losses for refunds. Liggett is entitled to recoup overpayments in a given year out of future payments due under the agreement.

         Liggett is a party to an agreement dated February 26, 1991, as amended October 1, 1995, with BGL to provide various management and administrative services to the Company in consideration for an annual management fee of $900 paid in monthly installments and annual overhead reimbursements of $864 paid in quarterly installments.

         Liggett has entered into an annually renewable Corporate Services Agreement with BGLS wherein BGLS agreed to provide corporate services to the Company at an annual fee paid in monthly installments. Corporate services provided by BGLS under this agreement include the provision of administrative services related to Liggett's participation in its parent company's multi-employer benefit plan, external publication of financial results, preparation of consolidated financial statements and tax returns and such other administrative and managerial services as may be reasonably requested by Liggett. The charges for services rendered under the agreement amounted to $3,318 in 1997, $3,160 in 1996 and $3,010 in 1995. This fee is in addition to the management fee and overhead reimbursements described above. In connection with the January 30, 1998 amendment to the Liggett Notes Indenture, BGL and BGLS agreed to waive corporate services and management fees above $3,600 per year, effective January 1, 1998.

         Since April 1994, the Company has leased equipment from BGLS for $50 per month.

         The Company acquired CTEC from its indirect parent during 1995 for $800. The excess of cost over the carrying amount of the net assets acquired has been charged to stockholder's equity (deficit). The effect of the accounting treatment presents the investment in CTEC at carryover basis. Accounts receivable from affiliates relate principally to advances for expenses paid by the Company on behalf of its affiliates.

         During 1997, the Company reduced its headcount by 108 full-time positions and recorded a $1,964 restructuring charge to operations ($407 of which was included in cost of sales) for severance programs, primarily salary continuation and related benefits for terminated employees. The Company expects to continue its cost reduction programs. Of the total restructuring recorded during 1997, $1,671 was funded during 1997, leaving $293 remaining to be funded in 1998.

         During 1996, the Company reduced its headcount by 38 positions and recorded a $3,428 restructuring charge to operations ($132 of which was included in cost of sales) for severance programs, primarily salary continuation and related benefits for terminated employees. Of the total restructuring recorded during 1996, $1,416 was funded during 1996, leaving $2,012 remaining to be funded in subsequent years.

         During 1995, Liggett continued its efforts towards reducing costs by, among other things, offering voluntary retirement programs to eligible employees. The Company's 1995 cost reduction programs reduced the Company's headcount by approximately 120 positions. In connection therewith, the Company recorded charges totaling $2,548 to operating income including $621 relating to manufacturing operations which has been charged to cost of sales.

                       REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors and Stockholder
Eve Holdings Inc.

We have audited the accompanying balance sheets of Eve Holdings Inc. (the "Company") as of December 31, 1997 and 1996 and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eve Holdings Inc. at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2a to the financial statements, the Company's revenues are comprised solely of royalties and interest from Liggett Group Inc. ("Liggett"). Liggett suffered a lost of $14,179,000 for the year ended December 31, 1997 and had net capital and working capital deficiencies of $192,857,000 and $17,542,000, respectively, at December 31, 1997. Liggett also has a $144,891,000 principal payment due on its Senior Secured Notes on February 1, 1999 and Liggett's revolving credit facility (the "Facility"), which has a balance of $23,427,000 at December 31, 1997, is due on March 8, 1999. Liggett's financial resources are not sufficient to repay the Senior Secured Notes when they become due, nor will Liggett be able to repay the Facility when it becomes due. In addition, due to the many risk and uncertainties associated with the cigarette industry and the impact of tobacco litigation, there can be no assurance that Liggett will be able to meet its future earnings or cash flow goals. These facts raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



COOPERS & LYBRAND L.L.P.

Miami, Florida
April 8, 1998

                               EVE HOLDINGS INC.

                                 BALANCE SHEETS
                (Dollars in thousands, except per share amounts)


                                                                                    December 31,
                                                                                    ------------
                                                                                 1997         1996
                                                                                 ----         ----

                                                 ASSETS

Cash ......................................................................    $      1     $     --

Office equipment ..........................................................           2            2

Trademarks, at cost, less accumulated amortization of
     $18,995 and $17,294, respectively ....................................       1,418        3,119
                                                                               --------     --------

               Total assets ...............................................    $  1,421     $  3,121
                                                                               ========     ========

                             LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Federal income taxes currently payable to parent ..........................    $     91     $    --

Dividends payable .........................................................       1,273        4,623

Cash overdraft ............................................................          --           92

Other current liabilities .................................................           3           19

Deferred income taxes .....................................................         496        1,092
                                                                               --------     --------

               Total liabilities ..........................................       1,863        5,826
                                                                               --------     --------

Stockholder's equity (deficit):
     Common stock (par value $1.00 per share; authorized,
        issued and outstanding 100 shares) and contributed
        capital ...........................................................      45,442       46,548

     Receivables from parent:
          Note receivable - interest at 14%, due no sooner
               than February 1, 1999 ......................................     (44,520)     (44,520)
          Other ...........................................................      (1,364)      (4,733)
                                                                               --------     --------

               Total stockholder's equity (deficit)  ......................        (442)      (2,705)
                                                                               --------     --------

               Total liabilities and stockholder's equity (deficit) .......    $  1,421     $  3,121
                                                                               ========     ========


                  The accompanying notes are an integral part
                         of these financial statements.

                                EVE HOLDINGS INC.

                            STATEMENTS OF OPERATIONS

                             (Dollars in thousands)


                                                         Year Ended December 31,
                                                         -----------------------
                                                        1997       1996      1995
                                                        ----       ----      ----
Revenues:
    Royalties - parent ...........................    $ 7,122    $ 8,608   $ 10,452
    Interest - parent ............................      6,306      6,306      6,306
                                                      -------    -------   --------
                                                       13,428     14,914     16,758

Expenses:
    Amortization of trademarks ...................      1,701      1,701      1,702
    Miscellaneous ................................         83        129         93
                                                      -------    -------   --------
    Operating income .............................     11,644     13,084     14,963

Interest expense .................................         --         49         --
                                                      -------    -------   --------

    Income before income taxes ...................     11,644     13,035     14,963

Income tax provision .............................      1,886      2,480      5,237
                                                      -------    -------   --------

    Net income ...................................    $ 9,758    $10,555   $  9,726
                                                      =======    =======   ========













                  The accompanying notes are an integral part
                         of these financial statements.

                                EVE HOLDINGS INC.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                             (Dollars in thousands)




                                                       Common
                                                      Stock and                  Receivables    Total
                                                     Capital in       Retained      From      Stockholder's
                                                    Excess of Par     Earnings      Parent        Equity
                                                    -------------     --------   -----------  -------------

Balance at December 31, 1994  .....................   $ 48,759        $     --     $(47,272)  $  1,487

   Net income .....................................         --           9,726           --      9,726
   Dividends/capital distributions ................     (1,106)         (9,726)          --    (10,832)
   Net change in receivables from parent ...........        --              --           62         62
                                                      --------        --------     --------   --------

Balance at December 31, 1995 ......................     47,653              --      (47,210)       443

   Net income .....................................         --          10,555           --     10,555
   Dividends/capital distributions ................     (1,105)        (10,555)          --    (11,660)
   Net change in receivables from parent...........         --              --       (2,043)    (2,043)
                                                      --------        --------     --------   --------

Balance at December 31, 1996 ......................     46,548              --      (49,253)    (2,705)

   Net income .....................................         --           9,758           --      9,758
   Dividends/capital distributions ................     (1,106)         (9,758)          --    (10,864)
   Net change in receivables from parent...........         --              --        3,369      3,369
                                                      --------        --------     --------   --------

Balance at December 31, 1997 ......................   $ 45,442        $     --     $(45,884)  $   (442)
                                                      ========        ========     ========   ========













                  The accompanying notes are an integral part
                         of these financial statements.

                                EVE HOLDINGS INC.

                            STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)


                                                                                  Year Ended December 31,
                                                                                  -----------------------
                                                                              1997         1996         1995
                                                                              ----         ----         ----
Cash flows from operating activities:
    Net income ............................................................  $  9,758     $ 10,555     $  9,726
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization .....................................     1,701        1,701        1,703
        Deferred income taxes .............................................      (596)        (595)        (596)
    Changes in assets and liabilities:
        Federal income taxes currently payable to parent...................        91         (164)         157
        Other current liabilities .........................................       (16)          19           --
                                                                             --------     --------     --------

            Net cash provided by operating activities .....................    10,938       11,516       10,990
                                                                             --------     --------     --------

Cash flows from investing activities:
    Capital expenditures ..................................................        --           --           --
                                                                             --------     --------     --------

           Net cash used in investing activities ..........................        --           --           --
                                                                             --------     --------     --------

Cash flows from financing activities:
    (Decrease) increase in cash overdraft .................................       (92)          92           --
    Dividends/capital distributions .......................................   (14,214)      (9,573)     (11,046)
    Decrease (increase) in receivable from parent .........................     3,369       (2,043)          62
                                                                             --------     --------     --------

           Net cash used in financing activities ..........................   (10,937)     (11,524)     (10,984)
                                                                             --------     --------     --------

Net increase (decrease) in cash ...........................................         1           (8)           6


Cash:
    Beginning of period ...................................................        --            8            2
                                                                             --------     --------     --------
    End of period .........................................................  $      1     $     --     $      8
                                                                             ========     ========     ========
Supplemental cash flow information:
    Payments of income taxes through receivable from parent ...............  $  2,424     $  5,159     $  5,676
                                                                             ========     ========     ========
    Dividends/capital distributions declared but not paid .................  $  1,273     $  4,623     $  2,536
                                                                             ========     ========     ========








                  The accompanying notes are an integral part
                         of these financial statements.

                                EVE HOLDINGS INC.

                          Notes to Financial Statements

                (Dollars in thousands, except per share amounts)

1.       The Company

         Eve Holdings Inc. ("Eve" or the "Company") is a wholly-owned subsidiary of Liggett Group Inc. ("Liggett"). Eve's predecessor, Chesterfield Assets Inc., was organized in March 1987. Eve, formed in June 1990, is the proprietor of, and has all right, title and interest in, certain federal trademark registrations (the "Trademarks"). Eve has entered into an exclusive licensing agreement with Liggett (effective until 2010) whereby Eve grants the use of the Trademarks to Liggett in exchange for royalties, computed based upon Liggett's annual net sales, excluding excise taxes of $236,952, $296,544 and $332,246 for the years ended December 31, 1997, 1996 and 1995, respectively. Generally, royalties are earned based on a rate of either 2% of sales for generic product trademarks and 5% of sales for branded product trademarks. In recent fiscal years, Liggett has experienced greater growth in the sales of generic rather than branded products resulting in a lower overall royalty rate. The Trademarks are pledged as collateral for borrowings under the Liggett Notes (see Note 3).


2.       Summary of Significant Accounting Policies

   a.    Going Concern

         The accompanying financial statements have been prepared assuming that Eve will continue as a going concern. Eve's revenues are comprised solely of royalties and interest income from Liggett. In addition, Eve holds a note receivable from Liggett for $44,520 due no sooner than February 1, 1999. Liggett had a working capital deficiency of $17,542 and a net capital deficiency of $192,857 as of December 31, 1997, is highly leveraged and has substantial near-term debt service requirements. These matters raise substantial doubt about Eve and Liggett meeting their liquidity needs and their ability to continue as going concerns.

         The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   b.    Basis of Presentation

         On February 11, 1992, Eve consummated an Agreement and Plan of Merger (the "Merger Agreement") with LGC Corp. (a wholly-owned subsidiary of Liggett) whereby the operations of LGC Corp., consisting primarily of holding an unsecured $44,250 note receivable (bearing interest at 14%, due November 2, 1996) from Liggett and related interest thereon, were merged into those of Eve. The merger was accounted for at historical cost similar to that in pooling of interests accounting. On March 7, 1994, Liggett and Eve agreed to extend the due date of the note to no sooner than February 1, 1999 from November 2, 1996. All other terms of the note remained the same.

   c.    Per Share Data

         All of Eve's common shares (100 shares authorized, issued and outstanding for all periods presented herein) are owned by Liggett. Accordingly, earnings and dividends per share data are not presented in these financial statements.

   d.    Trademarks

         Trademarks are amortized using the straight-line method over 12 years. Management periodically reviews the carrying value of trademarks to determine whether asset values are impaired.

   e.    Estimates and Assumptions

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.


3.       Guarantee of Liggett Notes

         On February 14, 1992, Liggett issued $150,000 of Senior Secured Notes (the "Series B Notes"). In connection with the issuance of the Series B Notes, the Trademarks were pledged as collateral. In addition, Eve is a guarantor for the Series B Notes.

         During 1994, Liggett issued $32,850 of Series C Senior Secured Notes (the "Series C Notes"). Eve is a guarantor for the Series C Notes.


4.       Income Taxes

         Eve's operations are included in the consolidated federal income tax return of its indirect parent, Brooke Group Ltd. ("Brooke"). Eve's federal income tax provisions are calculated as if it filed a separate federal income tax return. SFAS No. 109 "Accounting for Income Taxes" requires that deferred taxes be recorded under the liability method.

         The amounts provided for income taxes are as follows:

                                                                        Year Ended December 31,
                                                                        -----------------------
                                                                      1997        1996        1995
                                                                   -------     -------     -------
          Current:
              Federal..........................................    $ 2,455     $ 2,883     $ 5,832
              State ...........................................         27         192          --

          Deferred:
              Federal..........................................       (596)       (595)       (595)
              State ...........................................         --          --          --
                                                                   -------     -------     -------

          Total tax provision .................................    $ 1,886     $ 2,480     $ 5,237
                                                                   =======     =======     =======

            Eve's deferred tax liability relates entirely to the difference in the basis of the Trademarks for book and tax purposes. As permitted in SFAS No. 109, Eve has not adjusted the basis of the Trademarks that were previously adjusted to net of tax amounts to be consistent with the accounting treatment adopted by Liggett.

           Differences between the amounts provided for income taxes and amounts computed at the federal statutory rate are summarized as follows:

                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                     1997         1996        1995
                                                                     ----         ----        ----
          Income before income taxes..........................     $ 11,644     $ 13,035     $14,963
                                                                   ========     ========     =======

          Federal income tax at statutory rates...............        4,075        4,563       5,237

          (Decreases) increases resulting from:
              Exclusion of interest income between
                   related parties............................       (2,207)      (2,207)         --
              State income taxes, net of federal..............           18          124          --
                                                                   --------     --------     -------

          Total tax provision.................................     $  1,886     $  2,480     $ 5,237
                                                                   ========     ========     =======


        Eve qualifies as a company conducting operations exempt from income taxation under Delaware General Statute Section 1903(b). In recent years, some states have been aggressively pursuing companies exempt under this statute. Eve's management believes that certain state income tax rulings supporting these states' arguments will be ultimately reversed and that Eve's status as a company not conducting business in these states will be respected. Consequently, management has not provided a reserve for additional state income taxes. No assurance can be given with regard to future state income tax rulings and audit activity with respect to Eve.


                                                                         LIGGETT GROUP INC.

                                                          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                                       (Dollars in thousands)

                                                             Additions
                                                        -----------------------
                                             Balance at Charged to   Charged to                    Balance
                                             Beginning  Costs and       Net                         at End
                                             of Period   Expenses      Sales       Deductions     of Period
                                             ---------   --------      -----       ----------     ---------
Year ended December 31, 1997

Allowances for:
   Doubtful accounts ......................    $  750    $   226      $      --      $   156(a)    $  820
   Cash discounts .........................       530     10,998             --       11,286(b)       242
                                               ------    -------      ---------      -------       ------
       Total ..............................    $1,280    $11,224      $      --      $11,442       $1,062
                                               ======    =======      =========      =======       ======
Sales returns allowance ...................    $5,000    $    --      $      --      $   250(c)    $4,750
                                               ======    =======      =========      =======       ======
Provision for inventory obsolescence ......    $3,218    $   221      $      --      $ 2,282(d)    $1,157
                                               ======    =======      =========      =======       ======

Year ended December 31, 1996

Allowances for:
   Doubtful accounts ......................    $  200    $   903      $      --      $   353(a)    $  750
   Cash discounts .........................       615     13,929             --       14,014(b)       530
                                               ------    -------      ---------      -------       ------
       Total ..............................    $  815    $14,832      $      --      $14,367       $1,280
                                               ======    =======      =========      =======       ======
Sales returns allowance ...................    $5,000    $    --      $      --      $    --(c)    $5,000
                                               ======    =======      =========      =======       ======
Provision for inventory obsolescence ......    $2,069    $ 1,341      $      --      $   192(d)    $3,218
                                               ======    =======      =========      =======       ======

Year ended December 31, 1995

Allowances for:
   Doubtful accounts ......................    $  249    $   231      $      --      $   280(a)    $  200
   Cash discounts .........................       720     14,579             --       14,684(b)       615
                                               ------    -------      ---------      -------       ------
       Total ..............................    $  969    $14,810      $      --      $14,964       $  815
                                               ======    =======      =========      =======       ======
Sales returns allowance ...................    $5,800    $ 1,030      $    (800)     $ 1,030(c)    $5,000
                                               ======    =======      =========      =======       ======
Provision for inventory obsolescence ......    $1,369    $   911      $      --      $   211(d)    $2,069
                                               ======    =======      =========      =======       ======

(a)  Represents uncollectible accounts written off.
(b)  Represents cash discounts taken.
(c) Represents adjustments to lower the allowance based on revised estimates of sales returns by management.
(d) Represents inventory written off, disposed of, or written down to lower of cost or market value.